                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                   FORM 8-K/A


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported): January 16, 2001


                              BROADCOM CORPORATION
               (Exact Name of Registrant as Specified in Charter)

             California                           000-23993                        33-0480482
   ------------------------------          ------------------------       ---------------------------------
           (State or Other                 (Commission File Number)       (IRS Employer Identification No.)
   Jurisdiction of Incorporation)


                  16215 Alton Parkway, Irvine, California 92618
               (Address of Principal Executive Offices) (Zip Code)


       Registrant's telephone number, including area code: (949) 450-8700


                                 Not Applicable
          (Former Name or Former Address, if Changed since Last Report)

   This amendment to the Current Report on Form 8-K originally dated January 16, 2001, is being filed in order to include the historical financial statements of ServerWorks Corporation ("ServerWorks") and the unaudited pro forma financial information listed below. ServerWorks was formerly known as Reliance Computer Corporation.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial statements of business acquired.

    The following financial statements of Reliance Computer Corporation are included in this report:

    Audited consolidated balance sheets of Reliance Computer Corporation and subsidiaries as of March 31, 2000 and March 26, 1999, and the consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 2000.

    Unaudited condensed consolidated balance sheet of Reliance Computer Corporation and subsidiaries as of September 29, 2000 and the unaudited condensed consolidated statements of operations and cash flows for the six months ended September 29, 2000 and September 27, 1999.

(b) Pro forma financial information.

    The following unaudited pro forma condensed financial information is being filed herewith:

    Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30,
    2000.

    Unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 2000 and the twelve months ended December 31, 1999.

(c) Exhibits.

    23.1  Consent of Independent Auditors

ITEM 7.(a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED


                         Report of Independent Auditors


The Board of Directors
Reliance Computer Corporation

We have audited the accompanying consolidated balance sheets of Reliance Computer Corporation and subsidiaries (the "Company") as of March 31, 2000 and March 26, 1999, and the consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Reliance Computer Corporation and subsidiaries at March 31, 2000 and March 26, 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended March 31, 2000, in conformity with accounting principles generally accepted in the United States.



                                        /s/ ERNST & YOUNG LLP


San Jose, California
August 11, 2000

                 Reliance Computer Corporation and Subsidiaries

                           Consolidated Balance Sheets

                 (In thousands, except share and per share data)


                                                         MARCH 31,     MARCH 26,
                                                           2000          1999
                                                         -----------------------
ASSETS
Current assets:
  Cash and cash equivalents                              $ 19,380      $ 11,371
  Accounts receivable (net of allowance for
    doubtful accounts of $200 at March 31, 2000
    and $100 at March 26, 1999)                            20,808         2,675
  Inventory                                                 5,852           337
  Prepaid expenses and other assets                           123            43
                                                         ----------------------
Total current assets                                       46,163        14,426

Notes receivable from employees                               383            12
Property and equipment, net                                 2,131         1,641
Deferred income taxes                                       6,478         2,860
                                                         ----------------------
Total assets                                             $ 55,155      $ 18,939
                                                         ======================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses                  $ 20,239      $  3,583
  Provision for rebates                                     3,537           804
  Employee compensation                                       942         1,169
  Warranty provision                                          566           343
  Deferred revenue                                          8,200         3,882
  Income taxes                                              7,834         2,363
                                                         ----------------------
Total current liabilities                                  41,318        12,144

Note payable                                                  100            --

Commitments

Stockholders' equity:
  Series A convertible preferred stock,
    $0.0001 par value, 1,000 shares authorized,
    issued and outstanding at March 31, 2000 and
    March 26, 1999                                             --            --
  Common stock, $0.0001 par value, 24,000,000 shares
    authorized, 15,610,897 shares issued and
    outstanding at March 31, 2000, 14,644,666 shares
    issued and outstanding at March 26, 1999                    2             1
  Additional paid-in capital                               48,363        40,430
  Notes receivable from stockholders                          (33)         (193)
  Deferred compensation                                      (393)         (874)
  Accumulated deficit                                     (34,202)      (32,569)
                                                         ----------------------
Total stockholders' equity                                 13,737         6,795
                                                         ----------------------
Total liabilities and stockholders' equity               $ 55,155      $ 18,939
                                                         ======================


                             See accompanying notes.

                 Reliance Computer Corporation and Subsidiaries

                      Consolidated Statements of Operations

                 (In thousands, except share and per share data)


                                                                      YEARS ENDED
                                                    ------------------------------------------------
                                                     MARCH 31,         MARCH 26,         MARCH 27,
                                                        2000             1999              1998
                                                    ------------------------------------------------
Net revenue                                         $     55,551      $     32,875      $     34,862

Cost of revenue                                           33,522            17,500            17,595
                                                    ------------------------------------------------
Gross profit                                              22,029            15,375            17,267
                                                    ------------------------------------------------

Operating expenses:
  Research and development(1)                              8,165             6,491             4,530
  Sales and marketing(2)                                     900               372               288
  General and administrative(3)                            2,499             1,428             1,272
  Stock compensation                                       8,315            11,144            11,658
                                                    ------------------------------------------------
Total operating expenses                                  19,879            19,435            17,748
                                                    ------------------------------------------------

Income (loss) from operations                              2,150            (4,060)             (481)
Interest income                                              679               303                 6
Interest expense                                              --               (24)             (249)
                                                    ------------------------------------------------
Income (loss) before income taxes                          2,829            (3,781)             (724)

Income taxes                                               4,462             2,929             2,710
                                                    ------------------------------------------------
Net loss                                            $     (1,633)     $     (6,710)     $     (3,434)
                                                    ================================================

Basic and diluted loss per common share             $      (0.12)     $      (0.47)     $      (0.25)
                                                    ================================================
Weighted-average shares used in computing basic
  and diluted net loss per common share               14,908,628        14,564,065        14,404,082
                                                    ================================================


(1)  Excludes $1,630 in 2000, $2,399 in 1999, and $2,468 in 1998 of stock compensation expense.

(2) Excludes $33 in 2000, $60 in 1999, and $120 in 1998 of stock compensation expense.

(3)  Excludes $6,652 in 2000, $8,685 in 1999, and $9,070 in 1998 of stock compensation expense.


                             See accompanying notes.

                 Reliance Computer Corporation and Subsidiaries

                 Consolidated Statements of Stockholders' Equity

                        (In thousands, except share data)


                                    SERIES A
                                   CONVERTIBLE                                     NOTES
                                 PREFERRED STOCK     COMMON STOCK    ADDITIONAL  RECEIVABLE                              TOTAL
                                 -----------------------------------  PAID-IN       FROM       DEFERRED   ACCUMULATED STOCKHOLDERS'
                                 SHARES   AMOUNT    SHARES    AMOUNT  CAPITAL   STOCKHOLDERS COMPENSATION   DEFICIT      EQUITY
                                 --------------------------------------------------------------------------------------------------
Balance at March 31, 1997        1,000     $ --   14,400,000   $  1   $ 17,297   $     (208)  $   (562)    $(22,425)    $ (5,897)
  Common stock issued upon
    exercise of stock options       --       --       31,233     --          2           --         --           --            2
  Repayment of notes receivable
    from stockholders               --       --           --     --         --           22         --           --           22
  Deferred compensation             --       --           --     --      1,344           --     (1,344)          --           --
  Compensation charge relating
    to founders' options            --       --           --     --     11,097           --         --           --       11,097
  Amortization of deferred
    stock compensation              --       --           --     --         --           --        561           --          561
  Net loss for 1998                 --       --           --     --         --           --         --       (3,434)      (3,434)
                                 --------------------------------------------------------------------------------------------------
Balance at March 27, 1998        1,000       --   14,431,233      1     29,740         (186)    (1,345)     (25,859)       2,351
  Common stock issued upon
    exercise of stock options       --       --      213,433     --         17           (7)        --           --           10
  Deferred compensation             --       --           --     --        474           --       (474)          --           --
  Compensation charge relating
    to founders' options            --       --           --     --     10,199           --         --           --       10,199
  Amortization of deferred
    stock compensation              --       --           --     --         --           --        945           --          945
  Net loss for 1999                 --       --           --     --         --           --         --       (6,710)      (6,710)
                                 --------------------------------------------------------------------------------------------------
Balance at March 26, 1999        1,000       --   14,644,666      1     40,430         (193)      (874)     (32,569)       6,795
  Common stock issued upon
    exercise of stock options       --       --      966,231      1         99          (36)        --           --           64
  Repayment of notes receivable
    from stockholders               --       --           --     --         --          196         --           --          196
  Compensation charge relating
    to founders' options            --       --           --     --      7,834           --         --           --        7,834
  Amortization of deferred
    stock compensation              --       --           --     --         --           --        481           --          481
  Net loss for 2000                 --       --           --     --         --           --         --       (1,633)      (1,633)
                                 --------------------------------------------------------------------------------------------------
Balance at March 31, 2000        1,000     $ --   15,610,897   $  2   $ 48,363   $      (33) $    (393)    $(34,202)    $ 13,737
                                 ==================================================================================================


                             See accompanying notes.

                 Reliance Computer Corporation and Subsidiaries

                      Consolidated Statements of Cash Flows

                                 (In thousands)


                                                                 YEARS ENDED
                                                    -------------------------------------
                                                    MARCH 31,     MARCH 26,     MARCH 27,
                                                      2000          1999          1998
                                                    -------------------------------------

OPERATING ACTIVITIES
Net loss                                            $ (1,633)     $ (6,710)     $ (3,434)
Adjustments to reconcile net loss to net cash
  provided by operating activities:
  Depreciation                                           838           494           271
  Amortization                                            --            --            45
  Deferred income taxes                               (3,618)       (1,161)       (1,699)
  Provision for rebates                                2,733           591           213
  Warranty provision                                     223           (87)          430
  Stock compensation                                   8,315        11,144        11,658

Changes in operating assets and liabilities:
  Accounts receivable, net                           (18,133)        2,878        (5,300)
  Inventory, net                                      (5,515)          637          (932)
  Prepaid expenses and other assets                      (80)          (16)            1
  Accounts payable and accrued expenses               16,656           340         2,317
  Employee compensation                                 (227)           (5)          309
  Deferred revenue, net                                4,318         2,927           340
  Income taxes                                         5,471           105         2,258
                                                    -------------------------------------
Net cash provided by operating activities              9,348        11,137         6,477
                                                    -------------------------------------

INVESTING ACTIVITIES
Issuance of notes receivable to employees               (443)          (20)           --
Repayment of notes receivable from employees              72             8            --
Purchases of property and equipment                   (1,328)       (1,232)         (738)
                                                    -------------------------------------
Net cash used in investing activities                 (1,699)       (1,244)         (738)
                                                    -------------------------------------

FINANCING ACTIVITIES
Proceeds from issuance of note payable                   100            --            --
Repayment of long-term debt                               --        (3,000)       (1,400)
Proceeds from issuance of common stock                    64            10             2
Repayment of notes receivable from stockholders          196            --            22
                                                    -------------------------------------
Net cash provided by (used in) financing                 360        (2,990)       (1,376)
  activities
                                                    -------------------------------------

Net increase in cash and cash equivalents              8,009         6,903         4,363
Cash and cash equivalents at beginning of year        11,371         4,468           105
                                                    -------------------------------------
Cash and cash equivalents at end of year            $ 19,380      $ 11,371      $  4,468
                                                    =====================================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
Interest paid                                       $     --      $     44      $    327
                                                    =====================================
Income taxes paid                                   $  2,592      $  3,961      $  1,490
                                                    =====================================


                             See accompanying notes.

                 Reliance Computer Corporation and Subsidiaries

                   Notes to Consolidated Financial Statements

                                 March 31, 2000


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

Reliance Computer Corporation (the "Company") was incorporated on November 21, 1994 in the state of Delaware. The Company designs, markets, and subcontracts the manufacture of Multiprocessing Core Logic Chipsets for the server and workstation market.

BASIS OF PRESENTATION

The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries, Reliance Sales Corporation, incorporated in the U.S. Virgin Islands, and R2 International (a partnership registered in the Netherlands). All significant intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates. Significant estimates made in preparing the consolidated financial statements include the fair value of common stock, allowance for doubtful accounts, sale returns and allowances, inventory reserves, estimates of cost to complete long-term Non-Recurring Engineering contracts, warranty reserves, and income tax valuation allowances.

                 Reliance Computer Corporation and Subsidiaries

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

The Company generally recognizes revenue from product sales when the product has shipped, title has transferred, and there are no significant uncertainties with respect to customer acceptance. The Company accrues for warranty costs at the time revenue is recognized. Non-Recurring Engineering ("NRE") arrangements represent assistance provided to the Company's customers in the design of their printed circuit boards to accommodate the Company's chipsets. NRE arrangements are either in the form of a fee paid by the customer for these services, or financing of these development costs by the customer, which then are reimbursed to the customer in the form of reduced prices on future shipments of the particular product. The Company recognizes revenue from the fee arrangements when all of the deliverables from the contract have been delivered and the contract is complete. The Company defers all revenue for the financing of development costs until related products are shipped, at which time it recognizes the revenue attributable to the discount. Costs relating to NRE arrangements are recognized as incurred.

CONCENTRATION OF CREDIT RISK

Financial instruments, which subject the Company to potential credit risk, consist of demand deposit accounts, money market accounts, short-term investments, and trade receivables. The Company maintains significantly all of its demand deposit accounts, money market accounts, and short-term investments with a single financial institution. The Company invests its excess cash in short-term investments such as Treasury Bills and Money Market funds. To date, the company has not incurred any losses related to these investments and believes the financial risks associated with these financial instruments are minimal.

The Company sells primarily to large computer manufacturing OEMSs (Original Equipment Manufacturers). The Company extends short collection terms but does not require collateral. To date, the Company has not experienced any significant losses due to uncollectible receivables.

The Company operates within an industry that is subject to rapid technological change. The introduction of new technologies could have a substantial impact on future operations of the Company.

                 Reliance Computer Corporation and Subsidiaries

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CONCENTRATION OF CREDIT RISK (CONTINUED)

For the year ended March 31, 2000, five customers each individually accounted for over 10% of net revenue, for an aggregate of approximately 90% of net revenue. Outstanding receivables from those customers approximated 85% of total gross accounts receivable at March 31, 2000. Two customers' operations located in Singapore represented 36% of net revenue for the year ended March 31, 2000, and two other customers' operations in Scotland represented 26% of net revenue for the year ended March 31, 2000.

For the year ended March 26, 1999, two customers each individually accounted for over 10% of net revenue, for an aggregate of approximately 90% of net revenue. Outstanding receivables from those customers approximated 95% of total gross accounts receivable at March 26, 1999. One customer's operations located in Singapore represented 47% of net revenue for the year ended March 26, 1999, and another customer's operations in Scotland represented 16% of net revenue for the year ended March 26, 1999.

For the year ended March 27, 1998, two customers each individually accounted for over 10% of net revenue, for an aggregate of approximately 89% of net revenue. Outstanding receivables from those customers approximated 97% of total gross accounts receivable at March 27, 1998. Two customers' operations located in Japan represented 28% of net revenue for the year ended March 27, 1998.

The Company subcontracts the manufacture of its products to one supplier.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments consist principally of cash and cash equivalents, accounts receivable, notes receivable from employees and stockholders, accounts payable, income taxes and a note payable. The Company believes all of the financial instruments' recorded values approximate current value.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. Cash equivalents at March 31, 2000 and March 26, 1999 consisted primarily of money market funds.

                 Reliance Computer Corporation and Subsidiaries

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INVENTORY

Inventory consists of raw materials and supplies and goods in-transit and are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. Inventory consists of the following (in thousands):

                                                MARCH 31,      MARCH 26,
                                                  2000           1999
                                                ------------------------
        Raw materials and supplies               $   782        $   453
        Goods in-transit                           5,756            325
        Reserve for obsolescence                    (686)          (441)
                                                ------------------------
                                                 $ 5,852        $   337
                                                ========================

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is provided using the straight-line method over estimated useful lives ranging from three to five years. Property and equipment consist of the following (in thousands):

                                                MARCH 31,      MARCH 26,
                                                  2000           1999
                                                ------------------------
        Computer equipment                       $ 2,244        $ 1,458
        Software                                   1,379            872
        Other                                        260            225
        Accumulated depreciation                  (1,752)          (914)
                                                ------------------------
        Property and equipment, net              $ 2,131        $ 1,641
                                                ========================

INCOME TAXES

The Company uses the liability method to account for income taxes as required by FASB Statement No. 109, "Accounting for Income Taxes." Under this method, deferred taxes are determined based on differences between the financial statement and tax bases of assets and liabilities using enacted tax rates.

                 Reliance Computer Corporation and Subsidiaries

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK-BASED COMPENSATION

The Company accounts for stock-based awards to employees using the intrinsic value method and discloses the effects of accounting for such awards under the fair value method.

NET LOSS PER SHARE

Basic net loss per share is calculated by dividing net loss by the weighted-average number of common shares outstanding during the year. The following table presents the calculation of basic net loss per common share (in thousands, except share and per share amounts):

                                    MARCH 31,       MARCH 26,       MARCH 27,
                                       2000            1999            1998
                                   --------------------------------------------
NUMERATOR:
Net loss                           $     (1,633)   $     (6,710)   $     (3,434)
Less: dividends on cumulative
  preferred stock                           140             140             140
                                   --------------------------------------------
Numerator for basic net loss
  attributable to common
  stockholders                     $     (1,773)   $     (6,850)   $     (3,574)
                                   ============================================

DENOMINATOR:
Denominator for basic net loss
  per common share -
  weighted-average common shares
  outstanding                        14,908,628      14,564,065      14,404,082
                                   ============================================

Basic net loss per common share    $      (0.12)   $      (0.47)   $      (0.25)
                                   ============================================

Shares associated with stock options and the convertible preferred stock are not included in the calculation of diluted net loss per common share because they are antidilutive.

                 Reliance Computer Corporation and Subsidiaries

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

WARRANTY

The Company provides one-to-three-year warranties on most products and records a related provision for estimated warranty costs at the date of sale.

COMPREHENSIVE INCOME

For the years ended March 31, 2000, March 26, 1999, and March 27, 1998, the Company did not have any components of other comprehensive income.

SEGMENT INFORMATION

The Company's chief operating decision maker is considered to be the Company's CEO. The CEO reviews financial information presented on a consolidated basis substantially similar to these consolidated financial statements. Therefore, the Company has concluded that it operates in one segment and accordingly has provided only the required enterprisewide disclosures.

The Company operates in the United States and internationally and derives its revenue from the sales of its products. The Company's sales, marketing, and development efforts have been focused on chipset products for the server and workstation market. Sales outside of the United States accounted for 74% of total net revenue in 2000, 67% of total net revenue in 1999, and 28% of total net revenue in 1998. Geographic information is set out in the table below:

                                        MARCH 31,      MARCH 26,      MARCH 27,
                                          2000           1999           1998
                                        ---------------------------------------
Revenue (in thousands):
  Asia Pacific                           $21,926        $16,707        $ 9,716
  Europe                                  17,543          5,259              9
  United States                           14,615         10,909         25,137
  Other North America                      1,467             --             --
                                        ---------------------------------------
Net revenue                              $55,551        $32,875        $34,862
                                        ======================================

                 Reliance Computer Corporation and Subsidiaries

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which establishes new standards for recording derivatives in interim and annual financial statements. This statement requires recording all derivative instruments as assets or liabilities, measured at fair value. SFAS 133 is effective for fiscal years beginning after June 15, 2000. The Company has not evaluated the impact of SFAS 133; however, it believes the adoption of SFAS 133 will not have a significant impact on the consolidated financial position, results of operations, or cash flows as the Company has not entered into any derivative contracts.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." The bulletin summarizes some of the commission's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company believes its revenue recognition policy complied with the bulletin as of March 31, 2000.

In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" ("FIN 44"). FIN 44 provides guidance for certain issues arising in the application of APB 25. The Company believes that its accounting policy for stock issued to employees is in compliance with FIN 44 as of March 31, 2000.

                 Reliance Computer Corporation and Subsidiaries

2. INCOME TAXES

Significant components of the provision for income taxes attributable to continuing operations are as follows (in thousands):

                                     MARCH 31,        MARCH 26,        MARCH 27,
                                       2000             1999             1998
                                     -------------------------------------------
Current:
  Federal                             $ 6,348          $ 3,179          $ 3,499
  State                                 1,732              911              910
                                     -------------------------------------------
Total current                           8,080            4,090            4,409

Deferred:
  Federal                              (3,129)            (991)          (1,488)
  State                                  (489)            (170)            (211)
                                     -------------------------------------------
Total deferred                         (3,618)          (1,161)          (1,699)
                                     -------------------------------------------
Total provision                       $ 4,462          $ 2,929          $ 2,710
                                     ==========================================

Deferred tax liabilities and assets are comprised of the following (in thousands):

                                                  MARCH 31,    MARCH 26,
                                                    2000         1999
                                                  ----------------------
        Deferred tax assets:
          Reserves and accruals not currently
            deductible                             $ 2,896      $ 1,167
          Deferred revenue                           3,306        1,546
          Other                                        534          256
                                                  ----------------------
        Total deferred tax assets                    6,736        2,969
                                                  ----------------------

        Deferred tax liabilities:
          Accelerated depreciation                    (258)        (109)
                                                  ----------------------
        Total deferred tax liabilities                (258)        (109)
                                                  ----------------------
        Net deferred tax assets                    $ 6,478      $ 2,860
                                                  =====================

                 Reliance Computer Corporation and Subsidiaries

2. INCOME TAXES (CONTINUED)

The difference between the provision for income taxes and the amount computed by applying the federal statutory income tax rate (34%) to income before taxes is (in thousands):

                                       MARCH 31,    MARCH 26,    MARCH 27,
                                         2000         1999         1998
                                       -----------------------------------
Tax at federal statutory rate (34%)     $   962      $(1,286)     $  (246)
Nondeductible stock-based
  compensation                            2,827        3,789        3,964
State income tax, net                       848          489          432
Utilized net operating losses                --           --       (1,404)
Other                                      (175)         (63)         (36)
                                       -----------------------------------
                                        $ 4,462      $ 2,929      $ 2,710
                                       ==================================

3. FINANCING ARRANGEMENTS

During 1998, the Company maintained a line-of-credit facility with Dai-Ichi Kangyo Bank. At March 27, 1998, $3,000,000 was outstanding under this line-of-credit and was repaid in full by June 1998. The line of credit bore interest at approximately 6%.

4. COMMITMENTS

The Company leases its facility under a noncancelable lease agreement that may be adjusted for increases in maintenance and insurance costs above specified levels. This operating lease expires October 2000; as of March 31, 2000, remaining minimum lease payments were $196,525 in fiscal 2001.

The Company's rent expense under operating leases was approximately $351,700 for the year ended March 31, 2000, $353,200 for the year ended March 26, 1999, and $234,800 for the year ended March 27, 1998.

                 Reliance Computer Corporation and Subsidiaries

5. STOCKHOLDERS' EQUITY

CONVERTIBLE PREFERRED STOCK

Series A Convertible Preferred Stock ("Preferred Stock") is convertible into common stock on a 1-for-7,200 basis and has a liquidation preference of $2,325 per share, plus all declared but unpaid dividends. Preferred stockholders are entitled to receive cumulative dividends at the rate of $139.50 per share, per annum, when and as declared by the board of directors and in preference and priority to common stock dividends. As of March 31, 2000, March 27, 1999, and March 26, 1998, the cumulative dividends in arrears were $747,570, $608,070, and $468,570, respectively. No dividends have been declared or paid by the Company.

The holders of each share of Preferred Stock are entitled to one vote for each share of common stock into which such share may be converted.

FOUNDERS' STOCK OPTIONS

In December 1994, the Company granted 7,200,000 options to purchase common stock to its founders pursuant to an incentive stock option agreement. The Company attached to these options a cash bonus in an amount equal to the aggregate exercise price and tax burden. These options vested 38.89% immediately upon issuance and approximately 2.78% per month thereafter. As required by APB 25, these options were accounted for using variable accounting until the associated bonuses were paid by the Company. At March 31, 2000, all options had been exercised by the founders and the bonuses paid by the Company.

STOCK OPTION PLAN

The Company adopted a Stock Option Plan under which employees may be granted Incentive Stock Options ("ISOs") to purchase shares of the Company's common stock.

The Option Plan permits ISOs to be generally granted at an exercise price of not less than 100% of the fair value on the date of grant as determined by the board of directors. Options that expire (generally 10 years from the grant date) or are canceled are returned to the Option Plan. The term of the Option Plan is 10 years. The options generally vest 20% upon completion of one year of service and 1/60 per month thereafter.

                 Reliance Computer Corporation and Subsidiaries

5. STOCKHOLDERS' EQUITY (CONTINUED)

STOCK OPTION PLAN (CONTINUED)

Until a public market exists for the Company's stock, all option agreements are subject to a buy-out provision that allows the Company to repurchase the shares at 110% of the fair value as determined by the board of directors, or alternatively an arbitration process. Prior to the Company's participation in a public market, the option agreements give the Company first right of refusal in the event that an optionee who has exercised options proposes to sell, pledge, or otherwise transfer those shares.

Stock option activity under the Option Plan is as follows:

                                                     OUTSTANDING OPTIONS
                                                   ------------------------
                                                                  WEIGHTED-
                                                   WEIGHTED-       AVERAGE
                               AVAILABLE FOR        NUMBER         EXERCISE
                                FUTURE GRANT       OF SHARES        PRICE
                               --------------------------------------------
Balance at March 26, 1997        1,200,000         1,200,000        $0.07
  Options granted                 (497,000)          497,000        $0.21
  Options exercised                     --           (31,233)       $0.07
  Options canceled                  10,000           (10,000)       $0.15
                               --------------------------------------------
Balance at March 27, 1998          713,000         1,655,767        $0.11
  Options granted                 (146,000)          146,000        $0.30
  Options exercised                     --          (213,433)       $0.08
  Options canceled                   6,267            (6,267)       $0.15
                               --------------------------------------------
Balance at March 26, 1999          573,267         1,582,067        $0.15
  Options exercised                     --          (966,231)       $0.10
  Options canceled                  26,250           (26,250)       $0.21
                               --------------------------------------------
Balance at March 31, 2000          599,517           589,586        $0.19
                               ============================================

                 Reliance Computer Corporation and Subsidiaries

5. STOCKHOLDERS' EQUITY (CONTINUED)

STOCK OPTION PLAN (CONTINUED)

The following table summarizes information about options outstanding and exercisable at March 31, 2000.

                                OPTIONS                    OPTIONS
                              OUTSTANDING                EXERCISABLE
                       ---------------------------------------------
                                        WEIGHTED-
                        NUMBER           AVERAGE            NUMBER
     EXERCISE             OF            REMAINING             OF
      PRICE             SHARES       CONTRACTED LIFE        SHARES
     --------------------------------------------------------------
      $0.07            207,134             6.34             46,300
      $0.15            145,250             7.55             23,467
      $0.30            237,202             7.96             43,635

These options will expire if not exercised at specific dates ranging from August 2006 to July 2008.

The weighted-average deemed fair value of stock options granted during 1999 and 1998 was $3.74 and $2.59, respectively.

Pro forma information regarding net loss and net loss per common share under the fair value method of options was estimated at the date of grant using the Black-Scholes option-pricing model, with the following weighted-average assumptions:

                                       MARCH 31,      MARCH 27,      MARCH 26,
                                         2000           1999           1998
                                       ---------------------------------------
Expected volatility                     75%            75%            75%
Risk-free interest rate                 6%             6%             6%
Dividend yield                          0%             0%             0%
Weighted-average expected life          5 years        5 years        5 years

                 Reliance Computer Corporation and Subsidiaries

5. STOCKHOLDERS' EQUITY (CONTINUED)

STOCK OPTION PLAN (CONTINUED)

For purposes of pro forma disclosures, the deemed fair value of the options is amortized over the options' vesting period. The impact on the consolidated financial statements of the pro forma adjustments for the years ended March 31, 2000, March 27, 1999, and March 26, 1998 is as follows:

                                      MARCH 31,      MARCH 27,      MARCH 26,
                                        2000           1999           1998
                                      ---------------------------------------
Pro forma net loss                     $(1,661)       $(6,765)       $(3,467)
                                      =======================================

Pro forma basic and diluted net
  loss per common share               $ (0.12)       $ (0.47)       $ (0.25)
                                      =======================================

6. RELATED-PARTY TRANSACTIONS

During the fiscal years ended March 31, 2000, March 26, 1999, and March 27, 1998, sales to Fujitsu Limited, the Company's majority stockholder, were approximately $130,000 or 0.2% of net revenue, $1,732,000 or 5.3% of net revenue, and $7,990,000 or 22.9% of net revenue, respectively.

Fujitsu Limited was guarantor on the Dai-Ichi Kangyo Bank line-of-credit (see
Note 3).

7. SUBSEQUENT EVENT

On May 26, 2000, immediately following the cancelation of a put option held by three executives of the Company, Fujitsu Limited effectively granted the Company an option to repurchase, from Fujitsu Limited, 1,000 shares of preferred stock and 4,493,230 shares of common stock of the Company for $105,000,000 plus 50% of revenues in excess of $105,000,000 recognized in fiscal year ended March 31, 2001 (not to exceed $35,000,000). Under the terms of the put option, the three executives had the right to put their interest in the common stock of the Company, to Fujitsu Limited at the greater of $0.3125 per share or the per-share price based upon an Independent Valuation of the Company. The put was canceled in exchange for 2,706,770 shares of common stock of the Company previously owned by Fujitsu Limited. On July 29, 2000, the Company exercised its option to reacquire the Company's preferred and common stock from Fujitsu Limited and payment is to be made on or before August 28, 2000.

                 Reliance Computer Corporation and Subsidiaries

7. SUBSEQUENT EVENT (CONTINUED)

On June 9, 2000, the Company entered into a settlement agreement related to litigation filed in April 1996. Under the settlement agreement, the Company agreed to pay $650,000 in final settlement of the case. This amount has been included in accrued liabilities at March 31, 2000.

On July 28, 2000, 555,000 options to purchase common stock were granted pursuant to a decision of the board of directors on that date. The Company estimates that it will record $668,000 of deferred compensation with respect to these options.

                 Reliance Computer Corporation and Subsidiaries

                      Condensed Consolidated Balance Sheets

                 (In thousands, except share and per share data)


                                                    SEPTEMBER 29,     MARCH 31,
                                                       2000              2000
                                                    ---------------------------
                                                    (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                          $  32,231        $  19,380
  Accounts receivable (net of allowance for
    doubtful accounts of $200 at September 29,
    2000 and $200 at March 31, 2000)                    38,476           20,808
  Inventory                                              6,234            5,852
  Prepaid expenses and other assets                      2,922              123
                                                    ---------------------------
Total current assets                                    79,863           46,163

Notes receivable from employees                            521              383
Property and equipment, net                              2,641            2,131
Deferred income taxes                                   13,948            6,478
Prepaid interest                                         3,244               --
                                                    ---------------------------
Total assets                                         $ 100,217        $  55,155
                                                    ===========================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses              $  31,841        $  20,239
  Provision for rebates                                 10,660            3,537
  Provision for sales returns                            8,198               --
  Employee compensation                                  1,017              942
  Warranty provision                                       986              566
  Deferred revenue                                      12,184            8,200
  Income taxes payable                                  21,650            7,834
  Current portion - note payable                        13,748               --
                                                    ---------------------------
Total current liabilities                              100,284           41,318

Note payable                                            74,943              100

Commitments

Stockholders' equity (deficit):
  Series A convertible preferred stock                      --               --
  Common stock                                               2                2
  Additional paid-in capital                            84,204           48,363
  Notes receivable from stockholders                       (34)             (33)
  Deferred compensation                                (28,418)            (393)
  Accumulated deficit                                  (25,764)         (34,202)
  Treasury stock at cost - 1,000 shares of
    Series A convertible preferred stock and
    6,290,522 shares of common stock                  (105,000)              --
                                                    ---------------------------
Total stockholders' equity (deficit)                   (75,010)          13,737
                                                    ---------------------------
Total liabilities and stockholders' equity           $ 100,217        $  55,155
                                                    ===========================


                             See accompanying notes.

                 Reliance Computer Corporation and Subsidiaries

            Unaudited Condensed Consolidated Statements of Operations

                 (In thousands, except share and per share data)


                                               SIX MONTHS ENDED
                                        SEPTEMBER 29,      SEPTEMBER 27,
                                            2000               1999
                                        --------------------------------
Net revenue                               $ 101,826          $  13,544

Cost of revenue                              66,284              8,230
                                        --------------------------------
Gross profit                                 35,542              5,314
                                        --------------------------------

Operating expenses:
  Research and development(1)                 6,780              3,508
  Sales and marketing(2)                        756                262
  General and administrative(3)               4,347                745
  Stock compensation                          6,367              5,378
                                        --------------------------------
Total operating expenses                     18,250              9,893
                                        --------------------------------

Income (loss) from operations                17,292             (4,579)
Interest income                                 544                217
Interest expense                             (1,844)                --
                                        --------------------------------
Income (loss) before income taxes            15,992             (4,362)

Income taxes                                  7,554                323
                                        --------------------------------
Net income (loss)                         $   8,438          $  (4,685)
                                        ================================

(1) Excludes $1,412 in 2000 and $1,027 in 1999 of stock compensation expense.

(2) Excludes $97 in 2000 and $19 in 1999 of stock compensation expense.

(3) Excludes $4,858 in 2000 and $4,332 in 1999 of stock compensation expense.



                        See accompanying notes.

                 Reliance Computer Corporation and Subsidiaries

            Unaudited Condensed Consolidated Statements of Cash Flows

                                 (In thousands)


                                                                SIX MONTHS ENDED
                                                        SEPTEMBER 29,       SEPTEMBER 27,
                                                            2000               1999
                                                        ---------------------------------
OPERATING ACTIVITIES
Net income (loss)                                         $   8,438          $(4,685)
Adjustments to reconcile net income (loss) to
  net cash provided by operating activities:
    Depreciation                                                581              370
    Amortization of debt discount                                29               --
    Loss of disposal of property and equipment                   --               62
    Deferred income taxes                                    (7,470)              --
    Provision for rebates                                     7,123            1,356
    Provision for sales returns                               8,198               --
    Warranty provision                                          420             (157)
    Stock compensation                                        6,367            5,378
    Changes in operating assets and liabilities:
     Accounts receivable, net                               (17,668)          (1,083)
     Inventory, net                                            (382)            (146)
     Prepaid expenses and other assets                       (6,043)             (51)
     Accounts payable and accrued expenses                   11,602             (289)
     Employee compensation                                       75              349
     Deferred revenue, net                                    3,984            2,623
     Income taxes payable                                    13,816             (301)
                                                         ----------------------------
Net cash provided by operating activities                    29,070            3,426
                                                         ----------------------------

INVESTING ACTIVITIES
Issuance of notes receivable to employees                      (296)            (220)
Repayment of notes receivable from employees                    158               11
Purchases of property and equipment                          (1,091)            (408)
                                                         ----------------------------
Net cash used in investing activities                        (1,229)            (617)
                                                         ----------------------------

FINANCING ACTIVITIES
Purchase of treasury stock                                 (105,000)              --
Proceeds from note payable                                   90,000               --
Proceeds from issuance of common stock                           11               10
Issuance of notes receivable from stockholders                   (5)              --
Repayment of notes receivable from stockholders                   4               --
                                                         ----------------------------
Net cash provided by (used in) financing activities         (14,990)              10
                                                         ----------------------------

Net increase in cash and cash equivalents                    12,851            2,819
Cash and cash equivalents at beginning of the period         19,380           11,371
                                                         ----------------------------
Cash and cash equivalents at end of the period            $  32,231          $14,190
                                                         ============================



                             See accompanying notes.

                 Reliance Computer Corporation and Subsidiaries

         Notes to Unaudited Condensed Consolidated Financial Statements

                               September 29, 2000


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The condensed consolidated financial statements included herein are unaudited; however, they contain all normal recurring accruals and adjustments which, in the opinion of management, are necessary to present fairly the financial position of Reliance Computer Corporation (the " Company") and Subsidiaries, at September 29, 2000 and the results of its operations and cash flows for the six months ended September 29, 2000 and September 27, 1999. The results of operations for the six months ended September 29, 2000 are not necessarily indicative of the results to be expected for the full year.

The accompanying unaudited condensed consolidated financial statements do not include footnotes and certain financial presentations normally required under generally accepted accounting principles. Therefore, these unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended March 31, 2000, included in Broadcom Corporation's Current Report on Form 8-K/A filed with the Securities and Exchange Commission on or about March 30, 2001 within which these unaudited condensed consolidated financial statements have been included.

CONCENTRATION OF CREDIT RISK

For the six months ended September 29, 2000, one customer individually accounted for approximately 36% of net revenue. Outstanding receivables from this customer approximated 37% of total gross accounts receivable at September 29, 2000.

For the six months ended September 27, 1999, two customers each individually accounted for over 10% of net revenue, for an aggregate of approximately 77% of net revenue. Outstanding receivables from those customers approximated 67% of total gross accounts receivable at September 27, 1999. One customer's operations located in Singapore represented 43% of net revenue for the six months ended September 27, 1999, and another customer's operations in Scotland represented 34% of net revenue for the six months ended September 27, 1999.

The Company subcontracts the manufacture of its products to one supplier.

                 Reliance Computer Corporation and Subsidiaries

         Notes to Unaudited Condensed Consolidated Financial Statements


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INVENTORY

Inventory consists of raw materials and supplies and goods in-transit and is stated at the lower of cost or market. Cost is determined using the first-in, first-out method. Inventory consists of the following (in thousands):

                                             SEPTEMBER 29,     MARCH 31,
                                                 2000            2000
                                             ---------------------------
                                              (Unaudited)
        Raw materials and supplies              $ 1,220         $   782
        Goods in-transit                          5,877           5,756
        Reserve for obsolescence                   (863)           (686)
                                                -----------------------
                                                $ 6,234         $ 5,852
                                                =======================

OTHER COMPREHENSIVE INCOME

For the six-month periods ended September 29, 2000 and September 27, 1999, the Company did not have any components of other comprehensive income.

SEGMENT INFORMATION

The Company has determined that it operates in a single segment. The Company operates in the United States and internationally and derives its revenue from the sales of its products. The Company's sales, marketing, and development efforts have been focused on chipset products for the server and workstation market. Sales outside of the United States accounted for 81% of total net revenue for the six months ended September 29, 2000 and 94% of total net revenue for the six months ended September 27, 1999. Geographic information is set out in the table below:

(Unaudited)                         SEPTEMBER 29,     SEPTEMBER 27,
                                        2000              1999
                                    -------------------------------
Revenue (in thousands):
  Asia Pacific                        $ 32,943           $ 8,555
  Europe                                14,125             4,244
  United States                         19,080               743
  Other North America                   35,678                 2
                                      --------------------------
Net revenue                           $101,826           $13,544
                                      ==========================

                 Reliance Computer Corporation and Subsidiaries

         Notes to Unaudited Condensed Consolidated Financial Statements


2. FINANCING ARRANGEMENTS

On August 24, 2000, the Company entered into a financing arrangement with Bank of America, N.A., Blue Ridge Investments LLC, Fleet National Bank and the Bank of Nova Scotia, for a credit facility of up to $125,000,000.

The Company may choose the rate at which the credit facility bears interest in one or three month periods as either (a) the higher of (i) 1.5% plus the Federal Reserve overnight rate; and (ii) 1% plus the Bank of America prime rate; or (b) 3% plus LIBOR.

The credit facility is repayable in quarterly installments as follows:

       Within 1 year                              $ 14,000,000
       Between 1 and 2 years                        33,000,000
       Between 2 and 3 years                        38,666,666
       Between 3 and 4 years                        39,333,334
                                                  ------------
                                                  $125,000,000
                                                  ============

As of September 29, 2000, the Company had drawn $90,000,000 of the credit facility.

In conjunction with the credit facility, the Company issued warrants to the lenders to purchase 332,200 shares of common stock (See Note 3). The company will be required to issue additional warrants to purchase 110,735 shares of common stock if a qualified buyer who is willing to acquire all of the outstanding equity of the Company is not found by December 28, 2000. (See Note 5.)

                 Reliance Computer Corporation and Subsidiaries

         Notes to Unaudited Condensed Consolidated Financial Statements


3. STOCKHOLDERS' EQUITY

PURCHASE OF SHARES FROM MAJORITY SHAREHOLDER

On May 26, 2000, immediately following the cancellation of a put option held by three executives of the Company, Fujitsu Limited effectively granted the Company an option to repurchase, from Fujitsu Limited, 1,000 shares of preferred stock and 6,290,522 shares of common stock of the Company for $105,000,000 plus 50% of revenues in excess of $105,000,000 recognized in fiscal year ended March 31, 2001 (not to exceed $35,000,000). If the shares purchased from Fujitsu Limited are sold or transferred before March 31, 2001, the $35,000,000 will become due and payable. As of September 29, 2000, no amounts have been accrued in respect of this contingency.

Under the terms of the put option, the three executives had the right to put their interest in the common stock of the Company, to Fujitsu Limited at the greater of $0.3125 per share or the per-share price based upon an independent valuation of the Company. The put was canceled in exchange for 3,789,478 shares of common stock of the Company previously owned by Fujitsu Limited.

On July 29, 2000, the Company exercised its option to reacquire the Company's preferred and common stock from Fujitsu Limited and paid $105,000,000 on August 28, 2000. The Company held the repurchased shares in treasury as of September 29, 2000 and subsequently retired them on November 6, 2000.

STOCK OPTION PLANS

In August 2000, the Company increased the number of shares authorized for issuance under its Stock Option Plan to 6,440,000.

Also in August 2000, the Company adopted the 2000 Long Term Incentive Plan (the 2000 Plan). Under the 2000 Plan, up to 4,941,177 shares of the Company's common stock may be granted as options to eligible persons at an exercise price not less than 100% of the fair value on the date of grant, as determined by the Board of Directors. Options generally vest 20% upon completion of one year of service and 1/60th per month thereafter, and have a life of ten years.

                 Reliance Computer Corporation and Subsidiaries

         Notes to Unaudited Condensed Consolidated Financial Statements


3. STOCKHOLDERS' EQUITY (CONTINUED)

STOCK OPTION PLANS (CONTINUED)

During the six months ended September 29, 2000, 6,766,655 options to purchase common stock were granted to employees. The Company recorded deferred compensation of $18,228,000 as of September 29, 2000 based on the difference between the exercise price and the deemed fair value of the common stock on the date the stock options were granted.

Deferred stock compensation is being amortized using the graded vesting method, in accordance with FASB Interpretation No. 28, over the vesting period of each respective option, generally five years.

WARRANTS

In August 2000, the Company issued fully vested, nonforfeitable warrants to various lenders to purchase 332,200 shares of common stock at an exercise price of $6.41 per share. The warrants are immediately exercisable and expire on August 28, 2010.

The Company has valued these warrants using the Black-Scholes model and the following assumptions: volatility of 80%, risk-free interest rate of 6%, dividend yield of 0% and a life equal to the term of the warrants (ten years) at approximately $1,438,000 which has been recorded as a debt discount and is being amortized to interest expense over the four year term of the credit facility. For the six months ended September 29, 2000, amortization of the value of these warrants of $29,000 was recorded as interest expense.

4. CONTINGENCIES AND LITIGATION

The Company has a pending legal action arising in the normal course of business. Management believes that this legal action will not have a material impact on the Company's financial condition or operating results.

5. SUBSEQUENT EVENTS

STOCK OPTION GRANTS

Subsequent to September 29, 2000, the Company approved grants to employees for options to purchase 1,586,004 shares of common stock. The Company estimates that it will record additional deferred stock compensation of approximately $26,889,000 with regard to these grants.

                 Reliance Computer Corporation and Subsidiaries

         Notes to Unaudited Condensed Consolidated Financial Statements


5. SUBSEQUENT EVENTS (CONTINUED)

STOCK SPLIT

On November 8, 2000, the Company's Board of Directors approved and affected a 1.4-for-1 stock split of the Company's common stock. All common share amounts in the accompanying financial statements and footnotes have been restated to reflect the stock split for all periods presented.

ISSUANCE OF WARRANTS

In November 2000, the Company issued a fully vested, nonforfeitable warrant to purchase 100,000 shares of common stock at an exercise price of $6.41 per share to a development partner and customer in recognition of its long and valued business relationship. The warrant is exercisable on the date immediately following the earliest of the completion of the Company's initial public offering, a change in control of the Company, or December 31, 2001, and expires on November 29, 2005. The Company has valued the warrant using the Black-Scholes model and the following assumptions: volatility of 80%, risk-free interest rate of 6%, dividend yield of 0% and a life equal to the term of the warrants (five years) at approximately $2,325,000.

In December 2000, the Company issued a fully vested, nonforfeitable warrant to purchase 1,256,000 shares of common stock at an exercise price of $6.41 per share to a development partner and customer in consideration of its long and valued business relationship. The warrant is exercisable on the date immediately following the earliest of the completion of the Company's initial public offering, a change in control of the Company, or December 31, 2001, and prior to November 29, 2005. The Company has valued the warrant using the Black-Scholes model and the following assumptions: volatility of 80%, risk-free interest rate of 6%, dividend yield of 0% and a life equal to the term of the warrants (five years) at approximately $37,919,000.

In December 2000, the Company issued additional fully vested, nonforfeitable warrants to various lenders to purchase 110,735 shares of common stock at an exercise price of $6.41 per share as a qualified buyer for 100% of the equity of the Company had not been found as required in the terms of the credit facility. The warrants are immediately exercisable and expire on August 28, 2010. The Company has valued the warrants using the Black-Scholes model and the following assumptions: volatility of 80%, risk-free interest rate of 6%, dividend yield of 0% and a life equal to the term of the warrants (57 months) at approximately $3,529,000, which will be amortized over the remaining term of the credit facility to interest expense.

                 Reliance Computer Corporation and Subsidiaries

         Notes to Unaudited Condensed Consolidated Financial Statements


5. SUBSEQUENT EVENTS (CONTINUED)

CHANGE OF NAME

On January 5, 2001, the Company changed its name to ServerWorks Corporation.

ACQUISITION

In January 2001, the Company completed a transaction whereby it was acquired by Broadcom Corporation ("Broadcom"). In connection with the acquisition, Broadcom issued an aggregate of approximately 7.2 million shares of its Class A Common Stock in exchange for all outstanding shares of the Company's preferred and common stock, and reserved approximately 3.8 million additional shares of its Class A common stock for issuance upon the exercise of outstanding employee stock options, warrants and other rights of the Company. If certain future performance goals are satisfied, Broadcom will issue up to an additional 9.0 million shares of its Class A common stock to the shareholders, option holders and certain warrant holders of the Company.

ITEM 7(b). PRO FORMA FINANCIAL INFORMATION

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                               September 30, 2000
                                 (In thousands)

                                                              HISTORICAL              PRO FORMA      PRO FORMA
                                                         BROADCOM    SERVERWORKS     ADJUSTMENTS     COMBINED
                                                        ----------    ----------     -----------     ---------
                                                        (restated)

ASSETS
Current assets:
  Cash and cash equivalents                             $  377,813    $ 32,231     $       --       $  410,044
  Short-term investments                                   104,570          --             --          104,570
  Accounts receivable, net                                 152,484      38,476             --          190,960
  Inventory                                                 44,471       6,234             --           50,705
  Deferred taxes                                             8,980          --             --            8,980
  Prepaid expenses and other current assets                 25,807       2,922         (1,081) (a)      27,648
                                                        ----------    --------     ----------       ----------
          Total current assets                             714,125      79,863         (1,081)         792,907
Property and equipment, net                                 85,961       2,641             --           88,602
Deferred taxes                                             290,131      13,948       (128,000) (b)     176,079
Goodwill and purchased intangibles, net                    673,974          --        735,442  (b)   1,409,416
Other assets                                                24,963       3,765         (3,244) (a)      25,384
                                                                                         (100) (c)
                                                        ----------    --------     ----------       ----------

          Total assets                                  $1,789,154    $100,217     $  603,017       $2,492,388
                                                        ==========    ========     ==========       ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable                                $   92,818    $ 31,841     $       --       $  124,659
  Wages and related benefits                                14,279       1,017             --           15,296
  Income taxes payable                                      29,068      21,650             --           50,718
  Accrued liabilities                                       25,058      32,028         35,000 (d)       94,586
                                                                                        2,500 (e)
  Current portion of long-term debt                          1,152      13,748            783 (a)       15,683
                                                        ----------    --------     ----------       ----------
          Total current liabilities                        162,375     100,284         38,283          300,942
Long-term debt, less current portion                           702      74,943          6,379 (a)       81,924
                                                                                         (100)(c)
Shareholders' equity
  Common stock                                           1,940,316      84,206        (84,206)(f)    2,748,076
                                                                                      807,760 (g)
  Notes receivable from employees                          (13,561)        (34)            --          (13,595)
  Deferred stock-based compensation                       (461,157)    (28,418)      (244,971)(b)     (706,128)
                                                                                       28,418 (f)
  Retained earnings                                        160,479     (25,764)       (79,310)(h)       81,169
                                                                                       25,764 (f)
  Treasury stock                                                --    (105,000)       105,000 (f)           --
                                                        ----------    ---------    ----------       ----------
          Total shareholders' equity                     1,626,077     (75,010)       558,455        2,109,522
                                                        ----------    ---------    ----------       ----------
          Total liabilities and shareholders' equity    $1,789,154    $100,217     $  603,017       $2,492,388
                                                        ==========    ========     ==========       ==========

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                  For the Nine Months Ended September 30, 2000
                      (In thousands, except per share data)

                                                    HISTORICAL
                                               ---------------------    PRO FORMA     PRO FORMA
                                               BROADCOM  SERVERWORKS   ADJUSTMENTS    COMBINED
                                               --------  -----------   -----------    ---------
                                              (restated)

Revenue                                        $755,923   $130,207    $      --       $886,130
Cost of revenue                                 317,430     83,497           --        400,927
                                               --------    -------    ---------       --------
Gross profit                                    438,493     46,710           --        485,203
Operating expense:
  Research and development                      163,350      9,251           --        172,601
  Selling, general and administrative            72,097      6,761           --         78,858
  Stock-based compensation expense               30,655      6,461       61,242 (i)     98,358
  Amortization of goodwill and
    purchased intangible assets                  16,015         --      119,064 (j)    135,079
  In-process research and development            45,660         --           --         45,660
  Merger related costs                            4,745         --           --          4,745
                                               --------    -------    ---------       --------
Income (loss) from operations                   105,971     24,237     (180,306)       (50,098)
Interest and other income (expense), net         12,984     (1,054)          --         11,930
                                               --------    --------   ---------       --------
Income (loss) before income taxes               118,955     23,183     (180,306)       (38,168)
Provision for income taxes                       38,507     10,972           -- (k)     49,479
                                               --------    -------    ---------       --------
Net income (loss)                              $ 80,448    $12,211    $(180,306)      $(87,647)
                                               ========    =======    =========       ========
Basic earnings (loss) per share                $   0.37                               $  (0.40)
                                               ========                               ========
Diluted earnings (loss) per share              $   0.31                               $  (0.40)
                                               ========                               ========
Weighted average shares (basic)                 215,444                                220,156
                                               ========                               ========
Weighted average shares (diluted)               257,111                                220,156
                                               ========                               ========

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                 For the Twelve Months Ended December 31, 1999
                      (In thousands, except per share data)

                                                              HISTORICAL
                                                         ---------------------    PRO FORMA   PRO FORMA
                                                         BROADCOM  SERVERWORKS   ADJUSTMENTS  COMBINED
                                                         --------  -----------   -----------  ---------
     Revenue                                             $521,225    $33,739    $      --     $ 554,964
     Cost of revenue                                      211,991     19,971           --       231,962
                                                         --------    -------    ---------     ---------
     Gross profit                                         309,234     13,768           --       323,002
     Operating expense:
       Research and development                           121,733      8,250           --       129,983
       Selling, general and administrative                 62,602      2,409           --        65,011
       Stock-based compensation expense                        --     10,957       81,657 (i)    92,614
       Amortization of goodwill and
           purchased intangible assets                         --         --      158,750 (j)   158,750
       Merger related costs                                15,210         --           --        15,210
       Litigation settlement costs                         17,036         --           --        17,036
                                                         --------    -------    ---------     ---------
     Income (loss) from operations                         92,653     (7,848)    (240,407)     (155,602)
     Interest and other income, net                         8,648        460           --         9,108
                                                         --------    -------    ---------     ---------
     Income (loss) before income taxes                    101,301     (7,388)    (240,407)     (146,494)
     Provision (benefit) for income taxes                  28,830       (323)          -- (k)    28,507
                                                         --------    --------   ---------     ---------
     Net income (loss)                                   $ 72,471    $(7,065)   $(240,407)    $(175,001)
                                                         ========    =======    =========     =========
     Basic earnings (loss) per share                     $   0.36                             $   (0.85)
                                                         ========                             =========
     Diluted earnings (loss) per share                   $   0.31                             $   (0.85)
                                                         ========                             =========
     Weighted average shares (basic)                      201,667                               206,379
                                                         ========                             =========
     Weighted average shares (diluted)                    235,651                               206,379
                                                         ========                             =========

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. BASIS OF PRESENTATION

     The unaudited pro forma condensed combined financial statements give effect to the acquisition by Broadcom Corporation (the "Company") of ServerWorks Corporation ("ServerWorks"). ServerWorks was formerly known as Reliance Computer Corporation. This acquisition was completed on January 16, 2001.

   The accompanying Unaudited Pro Forma Condensed Combined Statements of Operations (the "Pro Forma Statements of Operations") for the twelve months ended December 31, 1999 and the nine months ended September 30, 2000 give effect to the acquisition of ServerWorks, accounted for as a purchase business combination, as if it had occurred on January 1, 1999. The Pro Forma Statements of Operations are based on historical results of operations of the Company and ServerWorks for the twelve months ended December 31, 1999 and the nine months ended September 30, 2000. The Unaudited Pro Forma Condensed Combined Balance Sheet (the "Pro Forma Balance Sheet") gives effect to the acquisition as if it had occurred on September 30, 2000. The Pro Forma Statements of Operations and Pro Forma Balance Sheet and accompanying notes (collectively, the "Pro Forma Financial Information") should be read in conjunction with, and are qualified by reference to, the historical financial statements of the Company and of ServerWorks and the related notes thereto.

   The Pro Forma Financial Information is intended for informational purposes only and is not necessarily indicative of the future financial position or future results of operations of the Company after the acquisition of ServerWorks, or of the financial position or results of operations of the Company that would have actually occurred had the acquisition of ServerWorks been effected on January 1, 1999.

2. PRO FORMA ASSUMPTIONS

   The following represents the preliminary allocation of the purchase price over the historical net book values of the acquired assets and assumed liabilities of ServerWorks at September 30, 2000, and is included for illustrative pro forma purposes only. The Company is in the process of obtaining an independent appraisal of the fair value of acquired in-process research and development and identifiable intangible assets as of the acquisition date in accordance with APB Opinion No. 16, "Business Combinations." Accordingly, these allocations are preliminary and are subject to change upon the completion of the independent third party valuation. Assuming the transaction had occurred on September 30, 2000, the preliminary allocation would have been as follows (in thousands):

Assumed value of shares of the Company's common stock
 issued and value of Company's restricted common stock,
 warrants and employee stock options exchanged              $ 807,760
Estimated transaction costs                                     2,500
                                                            ---------
Estimated total acquisition costs                             810,260
Add: net liabilities assumed                                  121,463
                                                            ---------
Unallocated excess of acquisition costs
 over net assets assumed                                    $ 931,723
                                                            =========
Preliminary allocation to:
      In-process research and development                   $  79,310
      Goodwill and purchased intangible assets                735,442
      Deferred taxes                                         (128,000)
      Deferred stock-based compensation                       244,971
                                                            ---------
                                                            $ 931,723
                                                            =========

   The purchase price of ServerWorks consists of approximately 11 million shares of common stock which includes a) 4,711,877 shares of common stock valued at $459.5 million based upon the Company's stock price for a short period just before and after the Company and ServerWorks reached agreement and the proposed transaction was announced and b) 6,288,123 shares of restricted common stock, warrants and employee stock options valued at $348.3 million in accordance with FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation - an Interpretation of APB No. 25."

In connection with the acquisition of ServerWorks, if certain future performance goals are satisfied, the Company will issue up to an additional 9 million shares of common stock. This additional consideration will be accounted for in accordance with APB 16, FIN 44 and EITF 95-8, "Accounting for Contingent Consideration Paid to Shareholders of an Acquired Enterprise in a Purchase Business

   Combination." Any additional consideration paid will be allocated to goodwill and deferred compensation and amortized over the remaining respective lives. In addition, certain options assumed in this transaction will be subject to variable accounting and will be periodically revalued over the vesting period until all performance goals are satisfied.

   For purposes of the Pro Forma Financial Information, the estimated amount of the in-process research and development is $79.3 million, which is based upon a preliminary independent third party valuation. Because such in-process research and development is not expected to reach the stage of technological feasibility by the anticipated acquisition date and is expected to have no alternative future use, this amount shall be immediately written-off by the Company and has been reflected in the pro forma balance sheet as a charge against retained earnings.

3. PRO FORMA ADJUSTMENTS

   The pro forma financial information reflects the following adjustments:


a) To record ServerWorks' note payable at fair value and to eliminate related unamortized prepaid interest.

b) To record the preliminary allocation of the purchase price to goodwill and purchased intangibles, deferred compensation and deferred tax liabilities.

c)  To eliminate the existing loan between ServerWorks and the Company.

d) To record additional consideration in connection with shares previously purchased from majority shareholder as described in Note 3 of the Notes to Unaudited Condensed Consolidated Financial Statements of Reliance Computer Corporation.

e)  To accrue estimated transaction costs.

f)  To eliminate ServerWorks shareholders' equity accounts.

g) To record the acquisition of ServerWorks' equity securities by the issuance of the Company's common stock, restricted common stock, warrants and the assumption of employee stock options.

h) To record the allocation of purchase price to in-process research and development.

i) To record stock-based compensation expense generally over a three to four-year period.

j) To record amortization expense for goodwill and purchased intangibles over an expected estimated period of benefit ranging from three to five years.

k) Reflects the estimated tax effects of the pro forma adjustments. The pro forma adjustments for the amortization of goodwill and purchased intangibles and certain stock-based compensation are excluded from such computations, as the Company does not expect to realize any benefit from these items.

4. PRO FORMA EARNINGS PER SHARE

   Basic and diluted earnings (loss) per share for each period are calculated by dividing pro forma net income (loss) by the shares used to calculate earnings
(loss) per share in the historical period plus the effect of the shares and options which were exchanged or assumed in connection with the acquisition of ServerWorks. Potential common shares are excluded from the calculation of diluted earnings (loss) per share in a loss period, as the effect would be antidilutive.

SIGNATURE

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         BROADCOM CORPORATION,
                                         a California corporation


April 2, 2001                            By: /s/ WILLIAM J. RUEHLE
                                             ---------------------------------
                                                 William J. Ruehle
                                                 Vice President and Chief
                                                 Financial Officer
                                                 (Principal Financial Officer)


                                             /s/ SCOTT J. POTERACKI
                                             ---------------------------------
                                                 Scott J. Poteracki
                                                 Senior Director of Finance and
                                                 Corporate Controller
                                                 (Principal Accounting Officer)

                                  EXHIBIT INDEX

   EXHIBIT
   NUMBER             DESCRIPTION
   -------            -----------

    23.1              Consent of Independent Auditors